Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-108086) and related Prospectus of Nabi Pharmaceuticals and to the incorporation by reference therein of our report dated September 17, 2003, with respect to the statements of revenues and certain costs and expenses of the PhosLo Product Line of Braintree Laboratories, Inc included in the Nabi Pharmaceuticals Current Report (Form 8-K/A) dated August 4, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts October 1, 2003